Exhibit 99(g)(2)

                        AMENDMENT TO CUSTODIAN CONTRACT
                       --------------------------------

      This Amendment to the Custodian Contract is made as of June 1, 1999, by and between Alliance Utility Income Fund, Inc. (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

      WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of September 28, 1993 (as amended and in effect from time to time, the "Contract"); and

      WHEREAS, the Fund and the Custodian desire to amend certain provisions of the Contract to accommodate the Custodian's delegation of sub-custody responsibilities to its affiliate, State Street Trust Company Canada;

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Contract, pursuant to the terms thereof, as follows:

I.    Paragraph 3.9 is hereby amended to read as follows:

      3.9 Liability of Custodian. The Custodian shall be liable for the acts or omissions of a foreign banking institution to the same extent as set forth respect to sub-custodians generally in this Contract and, regardless of whether assets are maintained in the custody of a foreign banking institution, a foreign securities depository, or a branch of a U.S. bank as contemplated by paragraph 3.12 hereof, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism or any loss where the sub-custodian has otherwise exercised reasonable care. Notwithstanding the foregoing provisions of this paragraph 3.9, (i) in delegating custody duties to State Street London Ltd., the Custodian shall not be relieved of any responsibility to the Fund for any loss due to such delegation, except such loss may result from
      (a) political risk (including, but not limited to, exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) and (b) other losses (excluding a bankruptcy or insolvency of State Street Trust London Ltd. not caused by political risk) due to Acts of God, nuclear incident or other losses under circumstances where the Custodian and State Street London Ltd. have exercised reasonable care; and (ii) the delegation by State Street Bank and Trust Company to its affiliate, State Street Trust Company Canada, of sub-custody duties in Canada shall not relieve State Street Bank and Trust Company of any responsibility for any loss due to the delegation to State Street Trust Company Canada, except (a) such loss as may result from political risk (e.g., exchange control restrictions, confiscation, expropriation, nationalization, insurrection, civil strife or armed hostilities) and (b) other losses (excluding losses resulting from a bankruptcy or insolvency of State Street Trust Company Canada not caused by political risk ) under circumstances where State Street Bank and Trust Company and State Street Trust Company Canada have exercised reasonable care (including, without limitation, Acts of God, nuclear incident and the like).

II. In all respects not inconsistent herewith, the Contract is hereby ratified and affirmed.

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      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.


WITNESSED BY:                        STATE STREET BANK AND TRUST COMPANY



/s/ Jean S. Carr                     By:    /s/ Ronald E. Logue
--------------------                        -------------------
Name: Jean S. Carr                   Name:  Ronald E. Logue
Title: Associate Counsel             Title: Vice Chairman


WITNESSED BY:                        ALLIANCE UTILITY INCOME FUND INC.


/s/ Mary Ann Milley                  By:    /s/ Edmund P. Bergan, Jr.
---------------------                       --------------------------
Name:  Mary Ann Milley               Name:  Edmund P. Bergan, Jr.
Title: Legal Administrative          Title: Secretary
       Officer